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In connection with the transactions contemplated by the previously announced Agreement and Plan of Merger (the “Merger Agreement”), dated July 30, 2024, among CBIZ, Inc., a Delaware corporation (the “Company” or “CBIZ”), Marcum LLP, a New York registered limited liability partnership (“Marcum”), Marcum Advisory Group LLC, a Delaware limited liability company and wholly owned subsidiary of Marcum (“MAG”), PMMS LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and Marcum Partners SPV LLC, a Delaware limited liability company, the Company is submitting herewith a transcript of a conference call with investors held on July 31, 2024:

CBIZ, Inc.(Q2 2024 Earnings)

July 31, 2024

Corporate Speakers:

•	Lori Novickis; CBIZ, Inc.; Director of Corporate Relations

•	Jerry Grisko; CBIZ, Inc.; President and Chief Executive Officer

•	Ware Grove; CBIZ, Inc.; Chief Financial Officer

•	Chris Spurio; CBIZ, Inc.; President, Financial Services

Participants:

•	Christopher Moore; CJS Securities; Analyst

•	Andrew Nicholas; William Blair; Analyst

•	Marc Riddick; Sidoti; Analyst

PRESENTATION

Operator^ Good morning. And welcome to the CBIZ Second Quarter and First Half 2024 Results and the Marcum Acquisition Conference Call. (Operator Instructions) Please also note, today’s event is being recorded. At this time I would like to turn the floor over to Lori Novickis, Director of Corporate Relations. Ma’am, you may begin.

Lori Novickis^ Good morning, everyone. And thank you for joining us on today’s conference call to discuss CBIZ’s second quarter and first half 2024 results and the Marcum acquisition, which was also announced this morning.

As a reminder, this call is being webcast and a link to the live webcast can be found on our Investor Relations page of our website cbiz.com. A replay and transcript will also be made available after the call.

The press releases and investor presentations for both our second quarter and first half results, and the Marcum acquisition have been posted to the Investor Relations page of our website.

We will begin with our prepared remarks of our financial results and then discuss the Marcum acquisition, followed by Q&A. The presentation for the Marcum acquisition will be referenced during this call and again, is posted on our website.

Before we begin, we would like to remind you that during the call management may discuss certain non-GAAP financial measures. Reconciliations of these measures can be found in the financial tables of today’s press releases and investor presentation.

Today’s call may also include forward-looking statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects as well as with respect to the Marcum transaction. Forward-looking statements represent only estimates on the date of this call and are not intended to give any assurance of future results. Because forward-looking statements relate to matters that haven’t yet occurred, these statements are inherently subject to risks and uncertainties.

Many factors could cause future results to differ materially and CBIZ assumes no obligation to update these statements. A more detailed description of such factors can be found in today’s press releases and in our filings with the Securities and Exchange Commission.

Finally, we would also like to refer you to important information in today’s press releases related to the Marcum acquisition and the related proxy solicitation that we will be undertaking.

Joining us for today’s call are Jerry Grisko, President and Chief Executive Officer; Ware Grove, Chief Financial Officer; and Chris Spurio, President of our Financial Services division. I will now turn the call over to Jerry. Jerry?

Jerry Grisko^ Thank you, Lori. Good morning, everyone. Earlier today we announced our agreement to acquire Marcum, the 13th largest accounting firm in the country.

When this transaction closes, our combined businesses will have revenues of approximately $2.8 billion, comprise a team of over 10,000 professionals and serve more than 135,000 clients. Together, we will solidify our position as a leading provider of professional advisory services to middle-market clients and become the seventh largest accounting services provider in the nation.

We plan to devote a considerable amount of our time this morning walking through some of the specific details around this transaction.

But before I do that, I want to first outline our financial performance for the second quarter, and then we’ll ask Ware Grove, our CFO, to provide additional details on our results.

So let’s begin with our financial results. We are pleased to report that our second quarter results were generally in line with the internal expectations, and that the overall health of our business remains strong.

For the second quarter, total revenue was up 5.4%, with total revenue up to 7.2% for the first half of the year.

To better understand our performance to date and some of the factors impacting our results, I want to start by unpacking some of the unique headwinds we faced this quarter.

As a reminder, we typically caution against comparing any given quarter in the year to the same period in the prior year as we occasionally experience more volatility in our financial results quarter-over-quarter.

I want to start by describing a specific event within our property and casualty insurance business.

Our results for the second quarter and first half include the impact of the exit of a small team of producers and support personnel within this business, and the loss of a number of clients served by this group.

Fortunately, this type of event is very rare for CBIZ, and we have contractual agreements in place to mitigate these scenarios.

We are currently pursuing our legal remedies relating to this matter. That said, the impact of this event equates to $0.03 adjusted EPS for the second quarter and for the first half of the year.

In addition to the business impact, we also saw an increase in related legal expenses. Next, we incurred approximately $6.7 million in expenses in the second quarter relating to the Marcum transaction. And finally, while the business climate has remained fairly stable through the first half of the year, we did experience some delays for our more project-based discretionary services and did see some businesses shift timelines for investments in systems and implementations in areas like payroll.

In our experience, any client concerns around economic uncertainty and the potential for regulatory changes are only amplified during a major election year like the one we are facing.

As a reminder, our business model includes a significant number of variable and discretionary expenses and other levers that we can pull to mitigate the impact on the bottom line if revenue for the remainder of the year comes in lower than expected. Now I would like to briefly touch on the performance of our two major divisions.

For our Financial Services division, we were pleased to experience continued steady demand for our core accounting and tax services.

However, our revenue in this division was impacted as a result of a significant amount of project revenue realized in the second quarter of last year and did not recur to the same degree in the same period this year.

Also within our Advisory services, we experienced the impact of a more subdued M&A market than expected, with transaction volume being mainly smaller bolt-on deals compared with larger platform deals. That said, we continue to see strong demand for services that support the private equity industry, including strategic FD&A and office of the CFO services as well as our valuation services.

Our government health care consulting business continued its rebound and demonstrating strong momentum with growth in new projects when compared to the same period last year.

Looking ahead, this group enters into the second half of the year with a healthy pipeline of new opportunities.

Now turning to our Benefits and Insurance division, where after we adjusted the impact of the P&C event, we achieved total revenue growth across each of our major service lines.

The quarter-over-quarter comparison of margin and earnings contribution was negatively impacted by staffing investments that we made within this division in the second half of 2023 to support the growth that we’ve experienced over the past several years.

In summary, our quarter-over-quarter earnings were impacted by the items discussed earlier, but the underlying health of the business remains strong, and we are optimistic about the prospects for the business for the remainder of the year. I will now turn it over to Ware to discuss more details on our performance for the second quarter and the first half of the year. Ware?

Ware Grove^ Thank you, Jerry. And good morning, everyone. Of course, the big news today is the announcement that we have reached a definitive agreement to acquire Marcum. With revenue of approximately $1.2 billion, this transaction is a major step forward for CBIZ.

In a moment, Chris Spurio, President of our Financial Services division, along with Jerry and I will review highlights of this transaction.

But first, let me make a few brief comments on the second quarter and year-to-date numbers we released this morning.

Second quarter and year-to-date results include approximately $6.7 million of costs associated with diligence and other professional fees related to the Marcum transaction.

Those costs and other acquisition-related costs have been eliminated to present adjusted earnings per share. You will see those costs outlined in the schedules included in the release that reconcile GAAP, EPS to adjusted EPS. There are a number of items included in the second quarter this year that resulted in an unusual year-over-year comparisons.

We do not provide guidance on a quarterly basis, but because of those items, we expected the quarter this year to be relatively flat compared to second quarter a year ago. Let me unpack the highlights.

A year ago, in 2023, we did a considerable number of employee retention tax credit filings for strategically important CBIZ clients.

Second quarter this year, we generated $2.6 million less of nonrecurring project revenue in connection with those filings. This activity was highly profitable with the majority dropping to the bottom line. The lower level of this nonrecurring tax project work presents a second quarter headwind this year impacting adjusted earnings per share by $0.04 per share.

In addition, we have talked about our intentional migration from client relationships that do not meet minimum thresholds of profitability.

In 2023, late in the year, we made intentional decisions to resign or exit certain client relationships. Of course, over time, replacing those marginal profitable clients is a very positive move.

But in the short run, we may experience temporary shortfalls until new or attractive business ramps up and this impacted quarterly revenue by approximately $2.3 million this year compared to last year.

As Jerry mentioned, there was an incident where six CBIZ personnel within our Property & Casualty insurance Southeast region left CBIZ and joined a competitor. This incident involved a loss of client relationships that would have otherwise generated revenue planned in 2024. There is litigation underway addressing the breach of restrictive covenants.

We are not at liberty to comment on further details, but I can share with you that the second quarter revenue was impacted by approximately $2.5 million with an earnings per share impact of approximately $0.03 per share.

At the end of the first quarter, I commented that our self-insured health benefits program was incurring higher-than-normal claims cost. This tends to be somewhat unpredictable, and this higher level of claims cost has continued into the second quarter with an incremental $0.02 per share impact in the second quarter and then a year-to-date impact of $0.05 per share. And finally, as we are achieving higher growth rates in recent years for our Benefits and Insurance business, we increased client service staffing levels in the second half last year to support our growth.

As a result, comparisons to the first half this year are headwinds and impact earnings per share by approximately $0.02 per share and impact year-to-date results by $0.03 per share.

Same unit revenue in the second quarter was up by 2.8%, with acquisitions contributing an additional 2.6% growth compared with last year.

For the six months this year, same-unit revenue grew by 4.4%, with acquisitions contributing another 2.7% to revenue growth this year compared with last year. Within Financial Services, for the second quarter, total revenue was up 6.3% and same unit revenue for the second quarter was up 3.0%.

For the six months, total revenue within Financial Services was up 7.5% and same unit revenue for the six months was up 4.1%.

Within Benefits and Insurance, for the second quarter, total revenue was up 1.6%, impacted by the property and casualty incident that I referenced earlier, same-unit revenue was up 0.7%. Absent the impact of the second quarter incident, same-unit revenue would have grown approximately 3.8%.

For the six months, same unit revenue grew by 4.2%. And absent the P&C incident, same-unit growth for the six months would have been 5.7%. During the first half of 2024, we completed three acquisitions: EBK, CompuData and EIIA.

We are extremely pleased to have these people and those teams on board this year. They are performing in line with our expectations. Now turning to the cash flow and the balance sheet.

On June 30, 2024, the balance outstanding on the $600 million unsecured facility was $381 million with about $210 million of unused capacity. With leverage of approximately 1.7x adjusted EBITDA, this provides plenty of capacity.

For the upcoming Marcum acquisition, we have financing commitments in place. And in a moment, I will share details of the financing plan for the Marcum+ acquisition.

In the first half of this year, we used approximately $68 million for acquisitions including earn-out payments on previously closed transactions.

For earn-out payments, we expect to use approximately $16.6 million over the remainder of this year, approximately $40.2 million next year in 2025, approximately $15.9 million in 2026 and then another $7.5 million in 2027.

Since the end of 2019, we have closed 23 acquisitions and we have deployed approximately $457 million of capital for acquisition purposes including the earn-out payments over that time.

Beyond using capital for acquisitions, we have the flexibility and the desire to use capital for share repurchases.

Because the Marcum transaction has been under consideration for most of this year, we have not been actively repurchasing shares to date in 2024.

Since the end of 2019, we have repurchased approximately 9.4 million shares in the open market, and that represents slightly more than 17% of the shares outstanding compared to the end of 2019. Approximately $342 million of capital has been used towards this open market repurchase activity over that time period. Days sales outstanding on June 30 was 95 days compared with 94 days a year ago.

Bad debt expense for the first half was 14 basis points of revenue compared to 9 basis points a year ago. Depreciation and amortization expense for the second quarter was $9.5 million compared with $9.2 million last year. Year-to-date, depreciation and amortization is $19 million compared with $17.8 million last year.

For the full year, we expect depreciation and amortization of approximately $37.6 million this year compared with approximately $36.3 million last year.

For those of you who want to highlight the amortization expense, which is primarily driven by the amortization of intangible assets derived from the acquisitions, for the first half of 2024 amortization expense was $12 million, and for the full year, this may be approximately $24 million.

Capital spending for the first half this year was $7 million, and for the full year, we’re expecting capital spending within our normal range of approximately $12 million to $14 million. The effective tax rate for the six months this year was 26.9%, slightly lower than 27.6% from a year ago.

For the full year, we continue to project a tax rate of approximately 28%.

We expect the Marcum transaction to close in the fourth quarter this year. When the transaction closes, this will give us an opportunity to talk in more detail about guidance for 2025 at that time.

Looking at the core business, we saw a number of nonrecurring items impact second quarter and first half growth.

We think second half results will reflect stronger year-over-year growth. The property and casualty incident that I described earlier is expected to have an impact on full year results.

We are projecting a full year 2024 adjusted earnings per share impact of approximately $0.06 per share from this lost business. This leads us to reduce full year earnings per share growth from 12% to 14% to 10% to 12% over the $2.41 reported for 2023, which is essentially reflects the property and casualty driven reduction of $0.06 per share.

Absent this impact, the balance of the business is performing well and is in line with our expectations.

So considering this property and casualty related adjustment and excluding any future impact of the Marcum transaction, I can recap full year guidance for 2024 as follows: we expect total revenue to increase within a range of 7% to 9% for the year. GAAP reported earnings per share is expected to increase within a range of 6% to 8% over the $2.39 reported for 2023.

On an adjusted basis, we expect 2024 adjusted earnings per share to increase within a range of 10% to 12% over the adjusted earnings per share of $2.41 that was reported in 2023. The effective tax rate for the full year this year is expected at approximately 28%.

This rate could be impacted either up or down by a number of unpredictable factors. And lastly, the fully diluted weighted average share count is expected within a range of 50 million to 50.5 million shares for the full year in 2024.

So with those comments, let’s turn our attention and discussion to the Marcum acquisition announcement. Jerry, I’ll turn it back over to you.

Jerry Grisko^ Thank you, Ware. We want to use our remaining time to walk through the details of the transaction, the largest in our history and to answer any questions you may have.

We anticipate the transaction to close during the fourth quarter. And until that time, we will continue to operate as separate entities. Throughout our presentation today, we’ll be referring to our objective of stronger together, which has been our theme for this transaction as well as our long history of other successful acquisitions.

I kicked off today’s call by outlining what the combined organization will be including revenue of approximately $2.8 billion, more than 10,000 team members serving over 135,000 clients with a strong focus on the middle market and positioning us as the seventh-largest provider of accounting services nationwide.

But more than that, our announcement today is a significant milestone in our nearly 30 day — 30-year journey to solidify our position as a leading provider of professional advisory services to middle-market businesses by offering a breadth of service and depth of expertise unmatched in our industries. This acquisition provides us with the scale to exponentially accelerate our growth strategy, and to focus our collective resources on areas that will bring even greater value to our team, our clients and other key stakeholders.

By joining forces, our new organization will be better able to attract and retain the best and brightest talent in our industries by investing in their growth and development, equipping them with the latest and most effective tools and technology to help them perform at their best and by providing meaningful work in helping clients in their most important opportunities and challenges.

It will also offer unmatched breadth of services and depth of expertise to our clients including our ability to develop new and innovative and actionable solutions.

It will enable us to access new sectors and to expand our presence in target industries and to invest in technology to support data-driven insights and solutions while driving innovation, increasing efficiency and enhancing performance.

Some of the key transaction terms and features include an enterprise value of approximately $2.3 billion, which is a multiple of 12x adjusted EBITDA or 10.1x including the value of the tax asset that was a feature of the transaction.

The consideration will be paid approximately 50% in cash and 50% in CBIZ shares, which creates strong alignment with our shareholder, stakeholder group. Pro forma net debt, as Ware indicated, will be about [3.25%x] at close, and we expect to delever quickly over time. The expecting earnings impact will include about a 10% adjusted EPS accretion in year one and growing over a number of years.

And the estimated close date, as we indicated, it will be the fourth quarter of this year. At this point, I’ll turn it over to Chris Spurio, President of our Financial Services division to talk about our go-to-market strategy. Chris?

Chris Spurio^ Thank you, Jerry. Marcum is a highly regarded accounting firm, whose roots date back to 1951. The firm is headquartered in New York City and has a long successful track record of organic growth coupled with acquisitions.

Speaking of acquisitions, they completed 45 since [2008]. Today Marcum is the 13th largest accounting firm in the U.S. with $1.2 billion in revenue. They have over 3,500 employees and 35,000 clients. Marcum serves their clients through 43 offices, which are primarily located in New England, New York, Philadelphia, Florida and California.

Like CBIZ, they deliver exceptional accounting, tax and advisory services to the middle market. And while there is a lot of alignment in what we do, they also provide unique services through different industries than ours, all of which we are excited about and have plans to leverage.

Together with CBIZ, we will leverage our collective national resources and expertise, along with our local relationships and delivery through 21 major markets, 10,000 team members and 135,000 clients. As Jerry mentioned, this acquisition will make us the seventh largest accounting service provider in the U.S.

Also our size and resources and several key markets will increase exponentially. Our New York Metro and New England geographic markets will instantly double. Actually, I believe we will be the fifth largest organization in New York.

Our Mid-Atlantic market in Pennsylvania and Maryland will quadruple. We will be the fourth largest organization in Philadelphia. And our Southeast market and West Coast practices scale up considerably.

The way we manage our businesses is very similar. The way they manage their business is very similar to ours. We both manage our accounting and tax practices through regional structures and complement those groups with a suite of national advisory services.

As it relates to the specific services and solutions we provide to our clients, that too will expand. Specifically, our tax practice will more than double. Our accounting practice will grow by almost 260% and our advisory practice will almost double.

In addition, we are excited about combining their technology practice with ours and leveraging our collective innovation teams and resources. The attributes that may CBIZ so unique including strong historic growth, recurring revenue, pipeline retention rates and consistent cash flows will not change. Actually, this acquisition only amplifies those attractive attributes, as Marcum shares many, if not all of the same.

Along those same lines, both organizations provide essential services that are highly recurring in nature. On a combined basis, an even greater percentage of our revenue or 77% is recurring versus project base. With that, I will turn it back to Jerry.

Jerry Grisko^ Thank you, Chris. While the work to date has been largely around due diligence and structuring the transaction, immediately starting today through closing, will be focused on the integration.

Our combined — at closing, our focus will be on first people, making sure that we understand the talent that we’re acquiring and make sure that they’re properly on-boarded and integrated with our teams. Our approach to client service and aligning that as well as elevating our brand.

Also beginning quickly following the closing and continuing the first 18 months, our focus will be on common systems and processes and making sure that we have an approach going forward that will create a common and consistent and aligned OneCBIZ approach, and in ‘26 and beyond, we would expect to see the full value of the approximately $25 million in anticipated cost synergies and fully aligned processes and systems.

As Chris mentioned, we have a strong alignment in historic M&A. We both combined 120 acquisitions since 2008.

We’ve developed an integration roadmap. And again, the starting point for that will be a strong focus on our workforce and making sure that they have the tools that they need to continue to be successful going forward. So with that, I will turn it over to Ware to talk about the financial summary. Ware?

Ware Grove^ Thanks, Jerry. For those of you who are on audio only I’m on Page 19 of the deck, if you have that in front of you and if it’s not on your screen.

But the combination of CBIZ and Marcum really combines two very similarly managed businesses, as Chris outlined, and that gives us the opportunity to continue to build on the attributes that you’ve seen with CBIZ with our track record of revenue growth, margin expansion and then a higher level of bottom line growth versus top line growth. So the scale that we’re achieving here, I think, will enhance our ability to do that.

So with respect to the revenue growth, clearly, we’re jumping ahead at a good pace here, but I think the future beyond that can be even further enhanced. And then when you get to value drivers like adjusted EBITDA and adjusted earnings per share, as I commented earlier, we’ve got the same margin enhancement, operating leverage tools in place only with greater scale and greater opportunity ahead.

So you’re going to see, I believe, a very similar management approach to running the business with respect to growing revenue, achieving some operating leverage and then growing the bottom line at a quicker pace.

Now to that, as we combine and integrate after the first year or so because we’re going to focus highly on integration activities and stabilize the combined businesses within the first 12 months or so, there are some modest levels of synergies built into our model.

Just be assured that the model and that the projections we’re sharing with you are highly dependent upon synergies so that I think the fundamental attributes of the business can achieve the kinds of results we’ve achieved in the past only on an enhanced basis. With respect to the initial leverage of the business, we are levering up into a 3.25x to 3.5x EBITDA basis, but the same solid, repeatable, predictable cash flow attributes of the business that we enjoy today, we believe we will enjoy post close. And so that will lead to rapid deleveraging.

So within 18 months or so, I think you’re going to see a very rapid deleveraging after we get the integration activities attended to in that first year.

So just turning to the next page on Page 20, the synergies without going deeply into that, the sources are what you’d expect. Basically, we have, given the size of the transaction at a very modest level of synergies built into our financial projections, perhaps they’re more than that.

But we just need to align the operating and current organizational structures. We need to reduce the duplicative and overlap and marketing efforts and sponsorships in local markets.

We also have some overlap in IT infrastructure today that we need to reduce the redundancies on that and enhance and scale our purchasing power where we can exercise more leverage with our vendors.

And of course, with facilities that leads us down the road to co-locate and reduce the facility’s footprint where feasible, where we’ve got people where colocation makes sense. And perhaps we’ve got some extra space here and there where we can share space and achieve some efficiencies and facilities as well. The transaction funding.

We have a commitment from Bank of America to provide $2 billion of funding in two tranches. The first tranche is a $600 million 5-year revolver, and the second tranche is a $1.4 billion term loan A facility, also a 5-year facility. So half of the consideration that we’re paying for Marcum will be in cash and half in shares.

So as we look at the cash funding and the requirements, the commitment we just got from Bank of America, we think we will draw down close to $1.4 billion to $1.5 billion initially.

Now understand that will take care of refinancing existing debt including the existing debt on the Marcum facility. So we’re not inheriting or assuming any debt on behalf of the Marcum facility.

So with respect to the $1.4 billion to the $1.5 billion estimate, that’ll leave us with about $500 million of additional capacity, and that will serve us well as we go into seasonal working capital needs and post-close integration costs and things like that in the first year.

We’ve got plenty of cushion and plenty of liquidity. And of course, after the first year, we begin to rapidly deleverage. And we think that we can start to resume, what I’ll call ordinary course or strategic acquisitions within the first 1.5 years to two years after close, and of course, also have the flexibility to deploy capital for share repurchases at that point in time, too.

So the shares that go out, now that I’ve attended to the cash and the liquidity there, the shares that go out are based on a 30-day VWAP right before the signing here, and that will represent approximately 14 million shares and approximately 22% of the total shares outstanding after giving effect to the combined entity.

So approximately 25% of those new shares will be issued fairly immediately upon close. About 75% of the shares will be issued in a 36-month installment basis over the next three years.

And then of those two portions, about 5% of those shares will be reserved for what we’ll call performance shares, and these shares will be issued to — as a retention tool with a retention service requirement of four years with Cliff Vesting for that to target retention of very valuable and highly valued new partners with market.

So the clear path to leverage on the next Page 22, this just shows you what I just talked about, even beyond 24 months post close, absent acquisitions and absent share repurchases, the deleveraging is fairly rapid.

So the signal we’re getting is that this after a year one focus on integration activities and making sure we get the business operating as intended and stabilized, we’re back to business in terms of acquisition activity and share repurchase, capital deployment and those things that we have done in the past.

So with that, let’s just conclude, and we’ll turn to Page 23, which Jerry highlighted earlier, it’s the strategic rationale and all the bullet points there. So with that, I’ll conclude, and we’ll turn it back over to Jerry and maybe we go into discussion.

Jerry Grisko^ Yes. Thank you, Ware. Just before we go into Q&A, I just want to say that this acquisition is going to position our company for accelerating growth, not only today, but into our future. And when we think about the advantages and why we’re so excited about this.

I think it’s around the opportunities that it provides for us to bring even more valuable innovative solutions to our clients. The value, obviously that it will bring to our shareholders as a result of some of the attributes that were mentioned.

But most importantly, the opportunities it’s going to provide for our team members. When we think about the war for talent and we think about what’s important to our team members, it’s all about supporting them and their growth and their development, their career opportunities.

It’s about providing them with the tools and the equipment that are best-in-class to be able to apply their trade and it’s about showing appreciation to them through competitive compensation and benefits and allowing them to come up the value chain to the clients and provide even more interesting work and more consultative work. And we’re on a journey to do all of those things, and this accelerates that journey.

So we’re particularly excited about the opportunity that this presents to our workforce. And with that, I will turn it over for Q&A.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) Our first question today comes from Chris Moore from CJS Securities.

Christopher Moore^ Good morning guys, lots going on. Congratulations, looks interesting. Maybe we will just start with Q2 and then we can ask a few questions perhaps on Marcum.

So we were — EPS — adjusted EPS was about $0.18 below kind of where — the Street was looking at right or wrong. The impact is roughly $0.06 from the P&C issue there. And so estimates are coming — your guidance is coming down about $0.06.

Ware kind of ran through some of the breakdown there. Some of that looks like it’s not necessarily going to pick up in the second half of the year, some will.

I just maybe if you could go a little bit deeper in terms of your ability to just lower the guide by $0.06, were we looking at the quarter incorrectly? Or I know timing can be difficult?

Ware Grove^ Yes, Chris, this is Ware. I’ll just talk about the timing. And it’s unfortunate in the second quarter, we had a collection of items that really adversely impacted quarter- over-quarter comparisons. Some of them were predictable as we stated, we expect it to not really achieve. And I know we had a conversation at the end of first quarter about the seasonality and be careful.

But as it stands, we expected the quarter to be relatively flat compared to last year, and then we got hit by a couple of unplanned items including the property and casualty issue. I think we’ve got an opportunity that as we lap those year-over-year comparisons, which are headwinds.

For example, the staffing up on the benefits and insurance side will be an easier comp in the second half. Some of the project work that was maybe first half loaded last year may continue to be a difficult comp but not so much in the second half as the first half.

I think some of the other businesses are basically looking at a very strong second half as we forecast the second half of the business, and we’re very comfortable at this point in time, aside from that $0.06 impact from Property and Casualty, we’re very comfortable maintaining — otherwise, maintaining the balance of the business, the same guidance as we had before.

Christopher Moore^ Got it. That’s helpful. And just — and I know it’s a tough one from a quarterly — from cadence standpoint, is it — you expect some of that improvement that will build throughout the second half? Or is there — just trying to — any thoughts you can have in terms of kind of the Q2 and — Q3 and Q4 strength?

Ware Grove^ I can just give you a little color. It’s not uncommon when we make acquisitions that after the first year, when we’ve implemented some of the new systems and basically integrated. There’s a bit of a slump until people regain traction.

And to the extent that, that happened with the Indianapolis acquisition last year when they were very, very strong in the first half, the cost or the effect of some of the integration activities has weighed them down a little bit, slowed them down a little bit, but we expect a good second half from them and they should regain the momentum. So that’s just one example of why we’re more optimistic about the second half.

Christopher Moore^ Got it.

I appreciate that. Maybe a couple on Marcum. You’ve — starting to go into a little bit, besides scale, geography. Are there one or two areas specifically of expertise at Marcum that will be readily and easily transferable to CBIZ clients?

Jerry Grisko^ Chris, do you want to take that one?

Chris Spurio^ There are several — just to name one, they have a very attractive outsourced IT HR finance practice to not-for-profits. And it’s a big segment of ours as well. So that’s an area we think we can leverage.

Also their technology practice, which provides a lot of outsourced IT, system implementations and whatnot is another area that we’re really excited about.

And lastly, just the industries that they’re in, that we’ve been wanting to get into such as alternative investments, digital assets, food and beverage and others, we’ll be able to leverage and capitalize on those as part of the transaction.

So those are just a few. There’s a lot more.

Christopher Moore^ Got it. That’s a good start. And maybe just to make sure I understand in terms of the — so the stock component is going to be 25% on close, 75% over three years. Is that — and that is that 75% is not performance-related, correct? I mean it happens smoothly over three years or just anything else you can tell us there?

Ware Grove^ It does, Chris. That’s a great question. And the share count immediately will reflect all of those shares. They’re just paid over a 36-month time period, and that’s — I’ll call it, a tax-friendly structure for the seller.

Christopher Moore^ Got it. And just — I don’t know Marcum well. In terms of who’s actually getting the stock. It’s just hundreds or thousands of partners or just trying to understand that a little bit?

Jerry Grisko^ Chris, this is Jerry. So Marcum has a traditional partnership. The partners who are, in essence, owners of that firm will be receiving the shares.

Christopher Moore^ Got it. And last one for me. If a partner left after one year, they would still get their remaining years two and year three shares, correct?

Jerry Grisko^ That’s correct.

Ware Grove^ The only caveat there is that performance share pool, they would forfeit the right to that because that’s a 4-year Cliff vesting, and that’s a tool to encourage people to stay in the course through the full four years.

Operator^ And our next question comes from Andrew Nicholas from William Blair.

Andrew Nicholas^ I’ll take a similar approach, start with the second quarter and then hit Marcum afterwards. I guess just focusing specifically on the revenue guidance and maybe more specifically the organic growth outlook.

I’m trying to get a sense for kind of what happened in the second quarter that was in line with your — or I guess not in line with what you had expected going in? It sounds like the producer — the producer issue was one component.

I think you said $2.5 million of revenue. I can obviously extrapolate that through the end of the year. But are there any other things that you could quantify both for the second quarter and through the rest of the year that have slowed.

I think you mentioned client delays, delays in payroll or some kind of delayed implementation work. Just a little bit more color because — to be perfectly transparent, it looks like the second half outlook is still awfully strong, and that seems to run counter to what we saw in the second quarter?

Ware Grove^ Yes. There were a couple of unusual things in the second quarter. I think the headwinds that we talked about with the project work were foreseeable and they were planned, and so that’s not a surprise. And that’s one reason why we, ourselves, had we provided quarterly guidance, we would have definitely moderated the expectation for second quarter.

Clearly, the Property and Casualty item was a surprise, and I kind of gave you some details kind of before and after what the impact of that was. The migration of clients, and we’ve talked about this often as we migrate and basically call clients that are underperforming vis-a-vis profitability thresholds and things like that, that’s a bumpier process, and it’s harder to predict.

So we did make some intentional — we always are making some intentional decisions to call clients, and we have other more profitable clients, stage employees to ramp up, but it’s not always a perfect smooth, predictable process. So that contributed a little bit to the first half.

Also I think the headwinds experienced by the Indianapolis operation were foreseeable, but maybe a little stronger than we thought they would be and we’re looking for a second half stronger performance out of the Indianapolis operation.

I can tell you that the government health care consulting business and that segment continues to be very strong, and they have a very strong second half predicted as well forecasted.

Andrew Nicholas^ Got it. That’s helpful. And then I guess I’ll switch over to Marcum. What can you tell us in terms of the business’s historical growth.

I think if you look at some of the data that’s out there publicly, the growth is exceptionally strong, but hard to figure out how much of that is the M&A that you referenced versus organic growth?

Ware Grove^ Yes, Andrew, that’s a great question. And that’s certainly something we looked at pretty carefully in diligence. Their growth has been largely driven by — they’ve been very, very acquisitive in recent years and successfully so.

But as you strip away those — the impact of those acquisitions and kind of look at the remaining organic growth over that same time period, it’s a very healthy higher single- digit rate that we saw.

So that gave us great comfort as we looked at all of that in history. So that was our takeaway.

Andrew Nicholas^ Got it. That’s encouraging. And then I guess a similar question on the margin profile. Obviously we can get to some implied margin percentage based on the information you have.

But just kind of curious how their operating margins — or EBITDA margin, whatever you think is most helpful compares to yours?

And maybe where Marcum sits relative to CBIZ kind of operational efficiency, automation, use of technology, maybe even offshoring, anything that is markedly different in terms of the profitability profile for Marcum versus CBIZ?

Ware Grove^ Yes, great question. Very similar. I think Marcum is a little further ahead in some areas, such as offshoring, maybe they’re a little deeper in offshore than we are, and we’re looking forward to leveraging and capitalizing on their experience in offshoring. And they also have a very, very good set of monthly, if not weekly metrics that they use to monitor business. So it’s a well-run business.

Having said all that, I think we — and their margin profile, it’s hard to compare apples-to- apples because of the partnership structure versus our structure, but after the first year, those structures will be combined, and we think we offer a very similar opportunity compensation and reward wise to the new partners coming on board from Marcum, but the operating leverage is really corporate structure, facilities, infrastructure.

We can always improve pricing and efficiency in terms of client service delivery. And so there’s a great focus on that. So that is some source of operating leverage, but the primary source is in the back office functions and the facilities and those kinds of things that we’ve achieved in the past

Jerry Grisko^ Yes. Andrew, this is Jerry Grisko, just to add a little bit more color. Ware said that it’s hard to compare kind of the profitability apples-to-apples, but as best we can, they appear to be a very profitable firm. And we think that our margins will expand even greater as a result of some of the efficiency we’ll get to the combination.

Andrew Nicholas^ Awesome. And maybe one more if I could squeeze it in. Just on the synergies, actually, maybe the accretion math, you said $25 million of cost synergies. I think it was by 2026.

I didn’t catch what you said in terms of what might be baked in on that front in the ‘25 accretion number. And then also the 10% earnings accretion in ‘25, does that include or exclude purchase price amortization from the Marcum deal?

Ware Grove^ Yes. Great question. First of all, the synergies very, very little of the first year. In the first year, we’re really focused on integrating the businesses and some of the duplicative costs start to come out, but they really don’t gain traction until the second year and into the third year.

And when you compare apples-to-apples, you are, in fact, right that if you remove the impact of the accretion that’s acquisition-related, that’s where you get — the amortization that’s acquisition-related, that’s where you get the accretion before and after.

And you also get accretion building because as synergies kick in and as the company delevers and interest rates and interest costs come down and as operating leverage margin improvement we can achieve that in year two, three and four, the accretion builds from that initial 10% a year.

Andrew Nicholas^ I’m sorry, you are adding that back to get to the 10% or you’re not?

Ware Grove^ Yes. In fact, to be clear, we are adding that back as an adjustment. That’s a noncash acquisition driven amortization expense that would be driven by the amortization of the intangible asset, the client list and other intangible assets that are result in an amortization expense, that’s a gap amortization expense.

Operator^ Our next question comes from Marc Riddick from Sidoti.

Marc Riddick^ So I wanted to, I guess, maybe you have a similar sort of cadence here as far as we’ll start with the quarter and commentary for the year first and then move over to Marcum. I was sort of curious, it seems as though from your answers on the prior questions.

I wanted to talk a little bit about with the full year guide relative to the 2Q results, it seems as though some of the project work or some of the things that were delayed since you had, I guess, maybe some level of visibility.

With the EPS guide, it certainly seems as though you’re taking into account the opportunity to adjust expenses, not necessarily that all revenue is just going to shift into the back half of the year. Is that a reasonable way of looking at the full year guide relative to the second quarter results?

Ware Grove^ Yes, Marc, I’m glad you asked that question. We do have a number of variable expenses where we can pull levers as appropriate as needed. So yes, in terms of the full year guidance, we’ll do what we need to do in terms of managing the variable components of the expense for sure.

Marc Riddick^ Okay. Great. And then the things that you saw, and I guess it’s a little specific, I guess, but the things that you saw clients delay or sort of push to the right, I guess, on what the types of projects. Were there any — was there a commonality to the types of projects that are being delayed or whether it was the types of projects or the types of clients that were delaying these projects? Or was it sort of general?

Jerry Grisko^ Yes. So Marc, before every call we go out and ask our offices, ask our regions, ask our service lines, what they’re experiencing in the market. I will tell you that as you would expect, and as you are reading in the news and as we’ve experienced, small middle market businesses continue to be largely optimistic.

What we did experience though, during the first half is that on the margin, some of the more discretionary expenses that they eventually will make — an investment that they’ll make, they were somewhat tepid in making those decisions in the second half. And that’s really what those comments were about. Things around systems, things around payroll, anywhere where they can put that decision off for some period of time and continue to run their business, we did experience some of that, and that’s what we heard.

But I think the message is that — and certainly one that we’re looking to in the second half is that our clients remain largely optimistic about their prospects for the remainder of the year as a group.

Marc Riddick^ Okay. That’s helpful. And I appreciate the comments there. And now shifting over to Marcum, as I wondering if you could sort of maybe — first of all, I really appreciate all the detail and the dual slide decks and everything that you provided. You obviously put a lot of work and thought into sharing the information that you’ve shared today and I really do appreciate that.

I wanted to sort of maybe — if you could spend a little time sort of talking about sort of how this transaction sort of came to be in your — I think in your prepared remarks, you made some commentary around some of the use of cash decisions that you’ve made year- to-date that maybe had this in mind around share repurchase.

But maybe you could talk a little bit about sort of give us a little bit of the back story as to sort of when all of this started and how it got started and the like?

Jerry Grisko^ Yes. Well Marc, it was kind of in our comments, which is — this is a transaction that we’ve been preparing for throughout our history, right? So we’ve made a lot of acquisitions.

We have a successful track record of not only acquiring, but onboarding and integrating. And we knew that the time would come when we would look at something of scale. This one just happened to check all the boxes and create very strong alignment.

Why are we looking at something at scale? When we think about some of the significant changes in the industry, we talk a lot about the war for talent in order to win that or our ability to have the scale to be able to make investments to support our workforce, as I mentioned earlier, to equip them with the tools that are best-in-class and to allow them to do more interesting work for our clients and bring them more innovative solutions kind of come up that value chain of the client.

We think we’re better positioned now than ever to compete for that war for talent and to win that war. The second thing is really the investments that are required to be made.

We talk a lot about AI and other investments. Those are tools that will not only create back-office efficiency, what we do, but also the combination of AI, human intelligence data and making investments in those three areas that allow us to bring more innovative solutions to our clients, higher value solutions to our clients are all important to take investments. And so scale allows us to make those investments and spread it off across a much larger organization.

So there were a lot of reasons that we knew that the time would come that something like this, we’d be interested in pursuing. And when this opportunity came, we were really struck by the alignment that this created.

We’ve been on parallel paths as we indicated they have a strong also a track record of growth for organic and inorganic. They’re commitment to the middle market is exactly what ours are.

It gave us the ability to strengthen geographic markets that we’re very interested in strengthening as Chris indicated, and in industries that are very attractive to us, they have very strong leadership, very strong expertise that’s just going to complement ours.

And perhaps most importantly, their vison for the future. Again, around talent, around investments, around data and around where the market is going and how we compete for clients and compete for talent.

So we have this mantra stronger together. And the more we got to know them, the more excited we were to come out of that diligence process convinced that together, we will be even stronger and have the ability to accelerate our growth.Operator^ And ladies and gentlemen, with that, we’ll be concluding today’s question and answer session. I’d like to turn the floor back over to Jerry Grisko for closing remarks.

Jerry Grisko^ (I may just have given them, But thank you. As I always do, I want to end today’s call by thanking our shareholders and our analysts for your continued support. I also want to thank our team.

Today as you can imagine, is a monumental day in our history and in many ways, the beginning of not only an exciting time today, but a new chapter of opportunities for growth, growth for you, growth for our business, growth for our clients. The announcement is also a testament to the collective dedication and resilience of our team and our shared commitment to excellence as OneCBIZ.

I’m both immensely proud and grateful for the extraordinary efforts by our team members that made this milestone a reality, and this extends to our future market team members who we’ve gotten to know very well over the past several months. Together, we will expand our horizon of possibilities, strengthen our overall capabilities and reach new heights that we truly feel will break away from others within our industry.

As we move forward, we will continue to embrace our core values at the foundation of our culture, which includes our focus on our people and our clients. Today is the reminder of the power of many coming together around a shared vision and a common goal and our future has never looked brighter. Thank you all. And we look forward to continuing our conversations. Have a great day.

Operator^ And ladies and gentlemen, with that, we’ll conclude today’s conference call and presentation. We thank you for joining. You may now disconnect your lines.

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

In connection with the transaction, the Company will file a proxy statement with the SEC. The definitive proxy statement will be mailed to the Company’s stockholders and will contain important information about the transaction and related matters. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION. The definitive proxy statement and other relevant materials (when they become available) and any other documents filed by the Company with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, stockholders will be able to obtain free copies of the definitive proxy statement from the Company on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the transaction. Information with respect to the Company’s directors and executive officers is set forth in the Company’s Proxy Statement on Schedule 14A for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on March 25, 2024, and its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which was filed with the SEC on February 23, 2024. These documents are available free of charge at the SEC’s website at www.sec.gov, or from the Company on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 5959 Rockside Woods Blvd. N., Suite 600, Independence, Ohio 44131. Additional information regarding the interests of participants in the solicitation of proxies in connection with the transaction will be included in the proxy statement that the Company intends to file with the SEC.

Forward Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included herein that address business performance, financial condition, activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, including but not limited to: the ability of the parties to consummate the transaction in a timely manner or at all; satisfaction of the conditions precedent to consummation of the transaction, including the ability to secure regulatory approvals in a timely manner or at all, and the approval by Marcum’s partners and the approval by the Company’s stockholders; the possibility of litigation related to the transaction and the effects thereof; the possibility that anticipated benefits and/or synergies of the transaction will not be achieved in a timely manner or at all; the possibility that the costs of the transaction and/or liabilities assumed will be more significant than anticipated; the possibility that integration will prove more costly and/or time consuming than anticipated; the possibility that the transaction could disrupt ongoing plans and operations of the parties or their respective relationships with clients, other business partners and employees; the possibility that the financing will not be obtained as anticipated and the effects of the increased leverage of the Company following the transaction; and other risks described in the Company’s SEC filings. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect events or circumstances that subsequently occur or of which it subsequently becomes aware.